Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Declares Distribution of $0.0625 per Share

PHILADELPHIA, February 3, 2009 – FS Investment Corporation (“FSIC”) announced today that on January 29, 2009, its Board of Directors declared a distribution of $0.0625 per share. The distribution will be payable on March 31, 2009 to shareholders of record as of January 31, 2009. Specific tax characteristics of all distributions will be reported to shareholders on Form 1099.

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of the FSIC’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. FSIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

About FS Investment Corporation

FSIC is the first investment product distributed by Franklin Square Capital Partners. FSIC is a publicly registered, non-traded business development company (“BDC”). A BDC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt and private equity asset classes. FSIC focuses on investing in the secured debt securities of private companies throughout the United States. FSIC seeks to protect principal first and foremost while pursuing its investment objectives of producing current income and, secondarily, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Philadelphia-based private equity firm FB Capital Partners, LP, and is sub-advised by GSO-Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO is the global credit platform of The Blackstone Group L.P. and manages in excess of $24 billion in assets.

About Franklin Square Capital Partners

Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for retail investors, among others. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker dealer community through its affiliated Orlando, FL-based wholesaling broker dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.